UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 27, 2020

GAMING & LEISURE PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-36124	46-2116489
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

845 Berkshire Blvd., Suite 200
Wyomissing, PA 19610
(Address of principal executive offices)

610-401-2900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	GLPI	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01    Regulation FD Disclosure.

On March 27, 2020, Gaming and Leisure Properties, Inc., a Pennsylvania corporation (together with its subsidiaries, the “Company”), issued a press release announcing the various transactions described below under Item 8.01 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 8.01    Other Events.

On March 27, 2020, the Company entered into a binding term sheet with its largest tenant, Penn National Gaming, Inc., a Pennsylvania corporation (together with its subsidiaries, “Penn National”), pursuant to which the Company will acquire from Penn National (i) the real property associated with the Tropicana Las Vegas Casino Hotel Resort in exchange for rent credits of $307.5 million, and (ii) the land under Penn National’s gaming facility under construction in Morgantown, Pennsylvania in exchange for $30 million in rent credits. Beginning in May 2020, subject to completion of the transactions, Penn National will be able to use the $337.5 in aggregate rent credits to pay rent under its existing master leases with the Company. Penn National will otherwise be obligated to continue making cash rent payments to the Company under the master leases, including cash rent in April, September, November, and December 2020.

Upon completion of the transactions, an affiliate of Penn National will continue to operate the casino and hotel business of the Tropicana Las Vegas pursuant to a triple net lease with the Company for nominal rent for the earlier of two years (subject to three one-year extensions at the Company’s option) or until the Tropicana Las Vegas is sold. The Company will conduct a sale process with respect to the Tropicana Las Vegas for up to 24 months following closing, with Penn National receiving 75% of the net proceeds above $307.5 million (plus certain taxes, expenses and costs) if a sale agreement is signed during the first 12 months following closing, and 50% of net proceeds if signed during the subsequent 12 months following closing. Penn National will not be entitled to receive any net sale proceeds if the relevant sale agreement is signed at any time after 24 months from closing. In addition, the Company will lease the Morgantown property back to an affiliate of Penn National for an initial annual rent of $3.0 million, subject to escalation provisions following the opening of the property to the public. Penn National will guaranty the performance of its affiliates under the Tropicana Las Vegas and Morgantown leases.

The binding term sheet also provides that the Company will grant Penn National the exclusive right until December 31, 2020 to purchase from the Company the operations of the Company’s Hollywood Casino Perryville, located in Perryville, Maryland, for $31.111 million, with the closing of such purchase to occur during calendar year 2021 on a date selected by Penn National with reasonable prior notice to the Company unless otherwise agreed by the parties. Upon closing, the Company would lease the real estate of the Perryville facility to Penn National pursuant to a lease providing for initial annual rent of $7.77 million, subject to escalation provisions.

In addition, the binding term sheet provides that, subject to the satisfaction of certain conditions, (i) Penn National will agree to exercise the next scheduled five-year renewals under each of its two master leases with the Company, (ii) the Company will grant Penn National the option to exercise an additional five-year renewal term at the end of the lease term for each of the two master leases, and (iii) the terms of the master lease covering Penn National’s Hollywood Casino at Penn National Racecourse, located in Grantville, Pennsylvania, would be amended to provide the Company with protection from any adverse impact on the lease escalation provisions resulting from decreased net revenues from such facility.

The planned transactions are subject to the negotiation of definitive agreements in the coming weeks and receipt of necessary approvals, including regulatory approvals and the approval of each party’s credit agreement lenders, as appropriate.

The summary of the binding term sheet described above is qualified in its entirety by reference to the full text of the binding term sheet, a copy of which is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release, dated March 27, 2020
99.2	Binding Term Sheet, dated March 27, 2020, by and between Gaming and Leisure Properties, Inc. and Penn National Gaming, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* * *

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 30, 2020	GAMING AND LEISURE PROPERTIES, INC.

	By:	/s/ Steven T. Snyder
	Name:	Steven T. Snyder
	Title:	Chief Financial Officer

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